EXHIBIT 5.1
QUARLES & BRADY STREICH LANG LLP

One Renaissance Square
Two North Central Avenue
Phoenix, Arizona 85004
Tel 602-229-5200
Fax 602-229-5690
www.quarles.com

August 9, 2005
OrthoLogic Corp.
1275 West Washington Street
Tempe, Arizona 85281
Ladies and Gentlemen:
          We are providing this opinion in connection with the Registration Statement of OrthoLogic Corp. (the “Company”) on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed offering on a delayed basis pursuant to Rule 415 under the Act, together or separately, for an aggregate initial offering price not to exceed $100,000,000, of the Company’s (i) common stock, par value $.0005 per share (together with the preferred stock purchase rights attached thereto) (the “Common Stock”) and/or (ii) preferred stock, par value $.0005 per share, issuable in series (the “Preferred Stock”). The Common Stock and Preferred Stock are collectively referred to herein as the “Offered Securities.”
          We have examined (i) the Registration Statement; (ii) the Company’s Restated Certificate of Incorporation and By-Laws, as amended to date; (iii) corporate proceedings of the Company relating to the Registration Statement and the transactions contemplated thereby; and (iv) such other documents, and such matters of law, as we have deemed necessary in order to render this opinion.
          In connection with this opinion, we have assumed that, at or prior to the time of delivery of the Offered Securities: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the terms of each particular issue of Offered Securities offered and the terms of the offering thereof; (iii) all Offered Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; and (iv) as appropriate, a definitive purchase, underwriting or similar agreement with respect to any Offered Securities offered will have been duly authorized, executed and delivered by the Company and the other parties thereto.
          On the basis and subject to the foregoing, we advise you that, in our opinion:
(1)	The Company is a corporation validly existing under the laws of the State of Delaware.

(2)	When (i) the Registration Statement has become effective under the Act, (ii) the terms of any class or series of Offered Securities have been authorized by appropriate action of the Company, and (iii) any such class or series of Offered Securities has been duly issued and sold, and payment has been received for such Offered Securities in the manner contemplated in the Registration Statement and the prospectus supplement relating thereto, then such Offered Securities will be validly issued, fully paid and nonassessable.

OrthoLogic Corp.
August 9, 2005

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part thereof. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Quarles & Brady Streich Lang llp

QUARLES & BRADY STREICH LANG LLP